Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), is entered into as of August 14, 2018, by and among Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (“Buyer”), Pivotshare, Inc., a Delaware corporation (“Pivotshare”), Adam Mosam, the principal stockholder of Pivotshare (“Mosam”), Townsgate Media Fund, LLC (“Townsgate”), GGW Investment Partnership No. 1, LP (“GGW”) and collectively with Mosam and Townsgate, the “Key Holders”) and each of the other stockholders of Pivotshare, all of whom are signatories to this Agreement (the “Other Stockholders” and collectively with the Key Holders, the “Stockholders”). The parties to this Agreement are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement shall have the meaning ascribed to them when first used or as set forth in Section 8.9 of this Agreement.

WHEREAS, Pivotshare is the developer and owner of a proprietary subscription based online video on demand service offering subscription-based video on demand channels across many categories, including music production, sports, religion, arts and culture, lifestyle, and family (the “Business”); and

WHEREAS, Pivotshare and each of the Stockholders desires that all of the outstanding common stock (“Pivotshare Common Stock”) and preferred stock of Pivotshare (“Pivotshare Preferred Stock,” and collectively with the Pivotshare Common Stock, the “Pivotshare Stock”) be sold, assigned and transferred to Buyer, and Buyer desires to purchase from the Stockholders, all of the outstanding Pivotshare Stock, on the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE AND TRANSFER OF PIVOTSHARE COMMON STOCK

1.1          Sale and Purchase. Upon the terms, and subject to the conditions, set forth in this Agreement, at the Closing (as defined below), the Stockholders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from the Stockholders, all of the outstanding Pivotshare Stock. Immediately following consummation of the Stock Sale, (a) Buyer shall own 100% of the Pivotshare Common Stock, (b) Buyer shall own 100% of the Pivotshare Preferred Stock and (c) Pivotshare shall continue its corporate existence as a wholly owned subsidiary of Buyer. Promptly following the Closing, Buyer shall terminate the Pivotshare Preferred Stock without further consideration to any person.

1.2          Closing. The closing of the Stock Purchase (the “Closing”) shall take place concurrently with the execution of this Agreement at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. The date hereof is sometimes referred to as the “Closing Date.”

1.3          Purchase Price. As consideration for the sale and purchase of the Pivotshare Stock, at the Closing, Buyer shall pay an aggregate purchase price of $4,350,000 (the “Purchase Price”), comprised of (a) 41,778 shares of Buyer’s 9.75% Series A cumulative redeemable perpetual preferred stock, each share having a stated value of $25.00 (“Series A Preferred”), to be issued to Townsgate (the “Townsgate Preferred Stock”); (b) 52,222 shares of Series A Preferred Stock to be issued to GGW (“GGW Preferred Stock”); (c) 40,000 shares of Series A Preferred to be issued to Mosam (the “Mosam Preferred Stock”); (d) 74,235 shares of Buyer’s Class A common stock (“Common Stock”) to be issued to Mosam (the “Mosam Common Stock”) and (d) an aggregate of $257,758.08 to be paid to certain individuals as set forth on Schedule 1.3 hereto (the “Cash Payment”).

1.4          Noncompete Holdback. All of the Mosam Common Stock issued at Closing shall be deposited into escrow with Graubard Miller (“Escrow Agent”), pursuant to an escrow agreement in the form of Exhibit A hereto (“Noncompete Escrow Agreement”). The Mosam Common Stock held in such escrow shall serve as security for the noncompete and nonsolicit obligations of Mosam as prescribed by Section 5.5 of this Agreement. Nothing in this Section 1.4, however, shall be construed as limiting the liability of Mosam for breaches of such noncompete and nonsolicit obligations or the legal and equitable remedies available to Buyer for breach of same.

1.5          Indemnification Holdback. 23,500 shares of the Townsgate Preferred Stock, 23,500 shares of the GGW Preferred Stock and 20,000 shares of the Mosam Preferred Stock issued at Closing shall be deposited into escrow with the Escrow Agent, pursuant to an escrow agreement (the “Indemnification Escrow Agreement”) in the form of Exhibit B hereto. The Townsgate Preferred Stock, GGW Preferred Stock and Mosam Preferred Stock held in escrow shall serve as security for the indemnification obligations of the Pivotshare and Mosam set forth in Article VI. Except as set forth in Section 6.6 of this Agreement, nothing in this Section 1.5, however, shall be construed as limiting the liability of the Key Holders for indemnification claims as set forth in Article VI, nor shall payments from such escrow be considered as liquidated damages for any breach under this Agreement or any other Transaction Document (as defined) or as modifying the relevant provisions of Article V.

1.6          Registration Rights. Townsgate, GGW and Mosam shall have the registration rights with respect to the equity comprising a portion of the Purchase Price as set forth on Schedule 1.6 hereto.

1.7          Payment of Transfer Taxes. All transfer, documentary, sales, use and other such taxes (as defined) and fees (“Transfer Taxes”) (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Stockholders.

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1.8          Employment Matters. Concurrently with the Closing, and as a condition of Buyer’s obligation to consummate the transaction contemplated hereby, each of the following persons shall enter into three-year employment agreements (“Employment Agreements”) with Buyer in the form indicated next to such person’s name:

(a)          Adam Mosam (Exhibit C);

(b)          Chris Woolsey (Exhibit D):

(c)          Ken Kaiser (Exhibit E); and

(d)          Justin Fujita (Exhibit F).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING PIVOTSHARE AND STOCKHOLDERS

To induce Buyer to enter into and perform this Agreement, the Key Holders hereby jointly and severally represent and warrant to Buyer that:

2.1          Organization. Pivotshare is duly organized, validly existing and in good standing under the law of Delaware. Pivotshare has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction where the nature of its business or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the Business, the Business Assets (as defined below), financial condition or results of operations of the Business or materially impair Pivotshare’s or any Stockholder’s ability to consummate the transactions contemplated by the Agreement (a “Pivotshare Material Adverse Effect”). Each jurisdiction in which Pivotshare is qualified or licensed to do business is set forth on Schedule 2.1.

2.2          Authorization of Transaction. Pivotshare and each Stockholder has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it or he is a party, including but not limited to the Indemnification Escrow Agreement, Noncompete Escrow Agreement and the Employment Agreements (collectively, the “Transaction Documents”), and to perform its or his obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance by Pivotshare and each of the Stockholders of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Pivotshare and each such Stockholder, and no other corporate, company, personal or other proceedings on the part of Pivotshare or any Stockholder are necessary to approve the Transaction Documents or to authorize and consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly and validly executed and delivered by Pivotshare and each Stockholder and constitute valid and binding obligations of Pivotshare and each Stockholder, enforceable against Pivotshare and each Stockholder in accordance with their terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other laws relating to creditors’ rights.

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2.3          Assets.

(a)          Ownership of Assets. Pivotshare is the lawful owner of, or has the right and title to use, all of the assets used or useable by it in the Business (“Business Assets”), free of all liens, mortgages, pledges, charges, security interests, easements, encroachments, defects, restrictions, prior assignments, encumbrances, options, legal or equitable claims of others and other claims of any kind (each, a “Lien”), except for Permitted Liens. Pivotshare has not previously entered into any Contract of any nature obligating Pivotshare to directly or indirectly transfer any of the Business Assets, except in the ordinary course of the Business.

(b)          Intellectual Property and Names. Schedule 2.3(b) sets forth a description of all of the Intellectual Property utilized or usable in the Business. Other than the Intellectual Property set forth on Schedule 2.3(b), there is no other Intellectual Property owned by or licensed to Pivotshare that is used in the Business.

(c)          Leases. Schedule 2.3(c) sets forth all of the leases for real or personal property to which Pivotshare is a party (“Leases”). Except as set forth in Schedule 2.3(c), Pivotshare is not a party to any other lease nor are any premises, facilities or equipment other than those subject to the Leases utilized in connection with the Business.

(d)           Contracts. Schedule 2.3(d) sets forth all of the Contracts to which Pivotshare is a party, other than the Leases. Except as set forth in Schedule 2.3(d), Pivotshare is not a party to any Contract.

(e)          Equipment. Schedule 2.3(e)(i) sets forth all material equipment and hardware owned or leased by Pivotshare or otherwise used in the Business (the “Equipment”).

2.4          Ownership of Pivotshare Stock; No Conflict; Required Filings and Consents.

(a)          Schedule 2.4(a) sets forth a list of each person owning any outstanding equity interest in Pivotshare, including any Pivotshare Stock. No other person has any equity, ownership or other economic rights in the equity or operations of Pivotshare. All necessary approval of the stockholders of Pivotshare has been obtained as necessary to authorize the valid and legal execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All Pivotshare Stock is owned by the Stockholders free and clear of any Lien, except for Permitted Liens, and no person has any right or claim in any Pivotshare Stock except the Stockholders. All options, warrants, securities and rights exercisable or convertible into any equity securities of Pivotshare have been waived and terminated immediately prior to the Closing and no previous owner of any such options, warrants, securities or rights shall have any claim against Buyer or Pivotshare for any payments or other consideration, including but not limited to, any portion of the Purchase Price.

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(b)          The execution and delivery of the Transaction Documents by Pivotshare and the Stockholders and the performance by Pivotshare and the Stockholders of their obligations hereunder and thereunder will not (i) violate or conflict with the certificate of incorporation, bylaws or similar formation and governance documents of Pivotshare or any Stockholder or any resolution adopted by the board of directors or managers of Pivotshare or any Stockholder; (ii) conflict with or violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (collectively, the “Laws and Rules”) applicable to Pivotshare or any Stockholder by which any of their respective properties or assets are bound or affected; or (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Business Assets pursuant to any note, bond, mortgage, indenture, Contract, Lease, license, permit, franchise or other instrument or obligation to which Pivotshare or any Stockholder is a party or by which any of the Business Assets is bound or affected except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Pivotshare Material Adverse Effect.

(c)          Schedule 2.4(c) lists all consents (“Required Consents”) of any third party or Governmental Authority (as defined) necessary for Pivotshare or the Stockholders to consummate the transactions contemplated hereby and by the Transaction Documents and to vest in Buyer all rights contemplated by this Agreement in the Pivotshare Stock or otherwise in connection with the execution and delivery by any of Pivotshare or the Stockholders of the Transaction Documents, including any authorization, notice, filing, report or regulation required by any Governmental Authority or any person that is party to any Contract. All Required Consents have been obtained and are in full force and effect as of the Closing. “Governmental Authority” means any federal, state, local, or foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

2.5          Financial Statements and Condition.

(a)          Attached hereto as Schedule 2.5(a) are income statements of Pivotshare for the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018 (“Statements of Operations”) and balance sheets as of June 30, 2018 and December 31, 2017 (“Company Balance Sheets” and, together with the Statements of Operations, the “Financial Statements”).

(b)          Each of the Financial Statements (i) is complete and correct in all material respects; (ii) is consistent with the books of account, financial records and other applicable books and records of Pivotshare to which it pertains; and (iii) fairly presents in all material respects the assets, liabilities, and financial condition of Pivotshare to which it pertains at the dates of, and the results of the operations and financial condition of Pivotshare for the periods covered thereby. Pivotshare has not received any going concern opinion from its independent auditors and no creditor has initiated or threatened to initiate any proceeding under the U.S. Bankruptcy Code or similar creditors’ rights proceeding against Pivotshare and Pivotshare has no knowledge of any such threatened proceeding.

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2.6          Absence of Change or Event. Except as set forth on Schedule 2.6, since June 30, 2018, the operations of Pivotshare and the Business has been conducted only in the ordinary course consistent with prior practice and Pivotshare has not:

(a)          permitted any Lien (except for Permitted Liens) to be placed on any of the Business Assets;

(b)          sold, transferred, licensed or leased to others any Business Assets, except in the ordinary course of the Business and consistent with prior practice;

(c)          amended or terminated any Contract; or

(d)          made any commitment with respect to any of the foregoing.

2.7          No Undisclosed Liabilities. Pivotshare has no liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued or contingent and whether due or to become due, except (i) as and to the extent set forth in the Financial Statements, (ii) liabilities and obligations incurred after June 30, 2018 through the date hereof in the ordinary course of the Business (consistent with past practice), and (iii) other liabilities that would not exceed in the aggregate $25,000. Pivotshare has no liabilities or obligations for borrowed monies, including with any bank, institution or noteholder or otherwise.

2.8          Contracts.

(a)          True and complete copies of each Contract to which Pivotshare is a party or is otherwise bound or which otherwise relates to any Business Assets, including all Leases, have been heretofore provided to Buyer by Pivotshare. Each such Contract is in full force and effect as of the Closing.

(b)          (i) Pivotshare is not, and to the Key Holders’ knowledge, no other party thereto, is in breach of, or default under, any such Contract; (ii) to the Key Holder’s knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition, and (iii) no party to any such Contract has given notice to the other of termination of such Contract or asserted or, to Key Holders’ knowledge, threatened to assert any claims with respect to any such Contract.

2.9          Equipment. All Equipment is (i) in operating condition; (ii) suitable for use in the manner in which it is presently being used by Pivotshare (assuming normal maintenance, consistent with past practice, is continued after the Closing); (iii) reasonably adequate to meet all present requirements of the Business; and (iv) free of all patent material defects.

2.10        Products and Services; Warranties; Liability. No warranties are offered by Pivotshare to any third party in connection with the Business and since January 1, 2017, no product or service sold in the Business has been the subject of a product recall or a product liability or similar claim, and (b) no claim has ever been made with respect to the Business that the confidential information of any party was misappropriated or used in an unauthorized manner or that any service was provide in a reckless or grossly negligent manner.

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2.11        Customers, Licenses, Suppliers and Royalties, Etc.

(a)          Customers. Schedule 2.11(a) sets forth an accurate, correct and complete list of customers of the Business for the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018, in each case showing the total sales to each such customer during the relevant period. There is no Contract that provides that any person will be the exclusive customer, distributor or licensee of any products or services related to the Business (“Products and Services”).

(b)          Royalty and Commission Payments. Schedule 2.11(b) sets forth an accurate and complete list of all persons that received royalty payments, commission payments, or similar payments and fees in connection with the Business during the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018.

(c)          Licensees. Schedule 2.11(c) sets forth all persons that are licensees of the Business, the basic terms of each such license and the amounts paid under each such license to Pivotshare or by Pivotshare to such person (with an indication of payor and payee) during the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018.

(d)          Related-Party Payments. Schedule 2.11(d) sets forth all amounts currently owed (i) by Pivotshare to any of its directors, officers, stockholders or employees or affiliates thereof or (ii) to Pivotshare by any of its directors, officers, stockholders or employees or affiliates thereof.

(e)          Relationships. Pivotshare has not received any written notice of, nor does Pivotshare have knowledge of, any facts or circumstances, indicating that any current customer (i) intends to cease doing business with Pivotshare, (ii) intends to otherwise materially reduce the volume of business transacted by such person with Pivotshare, or (iii) is threatened with bankruptcy or insolvency.

(f)          Rights. Except as set forth on Schedule 2.11(f), Pivotshare has not granted any rights to develop, produce, assemble, license, sublicense, market or distribute any of Pivotshare’s Products and Services to any other person, nor is Pivotshare bound by any Contract that affects its exclusive right to develop, manufacture or distribute any Products and Services.

2.12        Compliance with Laws and Rules. Pivotshare is not in violation of any Laws and Rules relating to the operation of the Business or use of the Business Assets, except where such violations would not have, either singly or in the aggregate, a Pivotshare Material Adverse Effect.

2.13        Licenses and Permits. Pivotshare has all Licenses and Permits (as defined below) required to conduct the Business as it is presently being conducted, except where the failure to have such Licenses and Permits would not have, either singly or in the aggregate, a Pivotshare Material Adverse Effect. Schedule 2.13 contains a complete and correct list of all such Licenses and Permits and their respective expiration dates, all of which are in full force and effect. “Licenses and Permits” means all registrations, applications, filings, tariffs, certifications, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority.

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2.14        Tax Matters. Pivotshare has filed all federal and state income Tax Returns (as hereinafter defined) that it was required to file for all periods prior to and including the date hereof, and such income Tax Returns were correct and complete in all material respects. Pivotshare has paid or adequately reserved for all Taxes owed by them (whether or not shown on any Tax Return). Pivotshare has withheld or collected all Taxes which it was required to withhold or collect and have paid all such monies over to the appropriate Governmental Authority or have properly recorded such unpaid amounts as a liability on its books. For purposes of this Agreement “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever relating to the Business, including any interest, penalty, or addition thereto, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other person in respect of the foregoing. Schedule 2.14 sets forth each jurisdiction in which Pivotshare files any Tax Return.

2.15        Intellectual Property.

(a)          General. Pivotshare owns, or has the right to use in the Business, all rights, title and interest in and to the Intellectual Property. To the knowledge of Pivotshare, the operations of the Business and use of the Business Assets do not infringe upon or conflict with the intellectual property rights of any other person and Pivotshare has no knowledge of any person infringing on the rights of Pivotshare in the Intellectual Property. No claim is pending or, to Key Holders’ knowledge, threatened to the effect that the Business Assets or any portion thereof infringe upon the intellectual property rights of any person, and to Key Holders’ knowledge, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to Key Holders’ knowledge, threatened to the effect that any of the Intellectual Property is invalid or unenforceable by Pivotshare. None of the current or former stockholders, members, partners, employees, officers, contractors, directors or managers of Pivotshare has (directly or indirectly) any right, title or interest in any of the Intellectual Property. Pivotshare has no knowledge that any person is using the Intellectual Property unlawfully or engaged in any activity that serves to violate any of Pivotshare’s rights in or the enforceability of the Intellectual Property.

(b)          Outgoing Licenses. Schedule 2.15(b) contains an accurate and complete list of all licenses, sublicenses, and other Contracts by which any person is authorized to use any of the Intellectual Property.

(c)          Incoming Licenses. Schedule 2.15(c) contains an accurate and complete list of all licenses, sublicenses, and other Contracts pursuant to which Pivotshare is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any intellectual property rights owned by any person other than Pivotshare, except for off-the-shelf licenses for software not material to the Business.

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(d)          Royalties and Commissions. There are no royalties, commissions, honoraria, fees, or other payments payable with respect to the Business to any person, including Pivotshare, by reason of the ownership, use, license, sale, or disposition of any of the Intellectual Property or the intellectual property rights of any other person or for any other reason.

2.16        Labor and Employment Matters.

(a)          General. Pivotshare has complied in all material respects with all applicable Laws and Rules relating to employment and termination of employment of all employees of Pivotshare (the “Business Employees”), including without limitation those related to wages, hours, ERISA, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental entities and has withheld and paid to the appropriate governmental entities or is holding for payment not yet due to such governmental entities, all amounts required to be withheld from the Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. No Business Employee’s compensation or benefits have been changed in the past 60 days. Schedule 2.16(a) sets forth a list of any employees laid off or terminated by the Business in the past twelve months.

(b)          Compliance with Laws and Rules. There are no pending or, to the Key Holders’ knowledge, threatened individual or class action claims arising out of any law relating to discrimination against any employee or contractor of Pivotshare or the Business or any other employment practices, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, and any other state or federal discrimination, wage and hour or labor laws. There are no charges, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Key Holders’ knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Pivotshare pertaining to any employee or contractor of the Business nor, to the Companies’ knowledge, are there any investigations relating to same. The Business has been operated in compliance with all Laws and Rules related to the employment of each employee or contractor of the Business, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes, except where such failure would not constitute a Pivotshare Material Adverse Effect.

(c)          Unions. Pivotshare is not a party to or bound by any Contract or collective bargaining agreement with any labor union, trade union or similar organization. To Key Holders’ knowledge, no union organizational campaign is in progress with respect to Pivotshare or the Business, and no question concerning representation exists or has existed within the past two years respecting the Business Employees. There is no unfair labor practice charge or complaint or any other matter against or involving either Company pending or, to Key Holders’ knowledge, threatened before the National Labor Relations Board or any court or other governmental agency pertaining to the Companies or any Business Employee or contractor of the Business.

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2.17        Litigation. Except as set forth on Schedule 2.17, there are no claims, suits, proceedings, investigations or other actions (“Actions”) by any person or Governmental Authority against Pivotshare, the Business Assets or the Business pending or, to Key Holders’ knowledge, threatened to be brought by any person or Governmental Authority relating to the Business Assets or the Business or which would otherwise prevent Pivotshare from consummating the transactions contemplated by this Agreement.

2.18        Insurance. Schedule 2.18 contains a complete and accurate list of all policies or binders for business interruption, key person, fire, error and omissions, liability, worker’s compensation insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the coverage provided) maintained by Pivotshare. Except as set forth on Schedule 2.18, such insurance provides, and during its term has provided, coverage to the extent and in the manner as may be or may have been required by law and by any and all Contracts. Except as set forth on Schedule 2.18, Pivotshare is not in material default under any of such policies or binders and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion, nor has any insurer refused any claim made by Pivotshare with respect to the Business or the Business Assets.

2.19        Brokers. No broker, finder, investment banker, or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Pivotshare.

2.20        Allocation of Purchase Price. The allocation and payment of the Purchase Price under the terms of this Agreement, including Section 1.3, is made pursuant to the instruction of all of the Stockholders and their execution and delivery of this Agreement evidences their unanimous agreement to same and their instruction to Buyer with respect to the payment and delivery of same. Each Stockholder has consulted with Pivotshare and Mosam and has had the opportunity to review this Agreement and the allocation of the Purchase Price with its professional advisors. Each Stockholder waives any and all claims it may have against Buyer or any director, officer, stockholder, employee or affiliate of Buyer for the allocation of the Purchase Price under the terms of this Agreement.

2.21        Disclosure. No representation or warranty by the Key Holders contained in this Agreement or any Schedule hereto contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF KEY HOLDERS

To further induce Buyer to enter into and perform this Agreement, the Key Holders hereby jointly and severally make the following additional representations and warranties to Buyer:

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3.1          Organization. Each Key Holder that is an entity is duly organized, validly existing and in good standing under the law of its state of formation or organization. Each Key Holder has the corporate or company power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

3.2          Investment Representations. Each Key Holder represents and warrants as follows: (i) all Series A Preferred Stock and Common Stock to be acquired by such Key Holder pursuant to the Transaction Documents (collectively, the “Buyer Stock”) will be acquired for its or his account without a view towards distribution thereof; (ii) it understands that it or he must bear the economic risk of the investment in the Buyer Stock, which cannot be sold by it unless same is registered under the Securities Act of 1933 as amended (“Securities Act”), or an exemption therefrom is available thereunder; and (iii) it or he has had both the opportunity to ask questions and receive answers from the officers and directors of Buyer and has reviewed all of Buyer’s filings on EDGAR as made under the Securities Act and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and to obtain any additional information to the extent Buyer possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information. Each Key Holder represents that it or he is either (a) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (b) a person possessing sufficient knowledge and experience in financial and business matters to enable it or he to evaluate the merits and risks of an investment in Buyer. Each Key Holder understands that the certificates representing the Buyer Stock to be received by it or him may bear legends to the effect that such shares may not be transferred except upon compliance with (1) the registration requirements of the Securities Act (or an exemption therefrom) and (2) the provisions of the Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Pivotshare and the Stockholders to enter into and perform this Agreement, Buyer hereby represents and warrants that:

4.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets and is duly licensed or qualified to do business in each jurisdiction where the nature of its business or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of Buyer or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

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4.2          Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and the other Transaction Documents or to authorize and consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly and validly executed and delivered by Buyer that constitutes the valid and binding obligation of Buyer that is party thereto, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other laws relating to creditors’ rights, and is in full force and effect.

4.3          No Conflicts. The execution and delivery of the Transaction Documents by Buyer and the performance by Buyer of its obligations hereunder and thereunder will not (i) violate or conflict with the certificate of incorporation or bylaws of Buyer; (ii) conflict with or violate any Laws or Rules applicable to Buyer or by which Buyer’s properties or assets are bound or affected; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which any of the properties or assets of Buyer is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS

5.1          General. Each of the Parties will use its or his commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable after the date of Closing in order to effect the transactions contemplated by this Agreement and the other Transaction Documents.

5.2          Confidentiality. Except as provided herein and as otherwise required by applicable Laws and Rules, the Parties shall keep confidential the specific terms and provisions of this Agreement and the other Transactions Documents; provided, however, that nothing contained herein shall preclude any Party from disclosing the existence of this Agreement or describing generically the transactions contemplated hereby or from complying with applicable Laws and Rules.

5.3          INTENTIONALLY OMITTED

5.4          Non-use of Names. After the Closing, none of the Stockholder or their respective affiliates shall establish or otherwise be associated with (except in connection with services to be provided under the Employment Agreements), as an owner, partner, stockholder, employee or otherwise, any business that utilizes any of the Names or any variant or derivative thereof and shall cease and desist using any of the Names for any purpose whatsoever.

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5.5          Non-Compete and Non-Solicitation.

(a)          For a period of three years after the Closing Date (“Restricted Period”), Mosam shall not directly or through any affiliate engage in any business or activity substantially similar to the Business anywhere in the world.

(b)          Notwithstanding the foregoing, the following in and of themselves shall not be deemed a breach of Section 5.5(a):

(i)          Ownership of less than 5% of the outstanding stock of any publicly traded corporation regardless of its business;

(ii)         Use of the Name “Pivotshare” solely for biographical reference;

(iii)        Passively investing in private companies the activities of which, at the time of such investment, would not reasonably be deemed to violate Section 5.5(a) were Pivotshare or Mosam to be engaged in such activity directly;

(iv)         Activities performed on behalf of Buyer or in accordance with any Employment Agreement;

(v)          Ownership of Buyer.

(c)          During the Restricted Period, no Stockholder shall, directly or indirectly, for themselves or any other person (i) induce or attempt to induce any employee to leave the employ of the Business or its successors, assigns and affiliates or (ii) in any way knowingly adversely interfere with the relationship between the Business and any employee, customer, publisher, author or supplier of the Business, provided that nothing herein shall prevent general solicitations not specifically directed at any person.

(d)          Mosam acknowledges and agrees that the noncompetition and nonsolicitation obligations of each of them contained in this Agreement are integral components of the consideration being provided to the Buyer for its agreement to enter into this Agreement, consummate the Stock Purchase and the other transactions contemplated by the Transaction Documents, and pay the Purchase Price.

5.6          Nondisclosure of Business or Buyer Confidential Information.

(a)          Except as may be required to be disclosed in order to effect the intent and purposes of this Agreement (including in connection with presentations to and negotiations with landlords and creditor banks), from and after the date hereof, each Stockholder shall, and shall use its and his best efforts to cause each of its employees, directors, officers and representatives (collectively referred to as the “Pivotshare Parties”) to, (i) maintain in strict confidence and not disclose to any other person, under any circumstance, any and all information and materials (including, without limitation, any information within the knowledge of the Pivotshare Parties or any of their respective affiliates whether obtained in written, oral or any other manner) concerning the Buyer, the Business Assets and the Business that is not generally available to the public (the “Buyer Confidential Information”) and (ii) refrain from using any and all Buyer Confidential Information to compete with or otherwise to the detriment of the Buyer or any of the Buyer’s affiliates.

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(b)          Notwithstanding the foregoing, the Pivotshare Parties shall not be in breach of this Section 5.6 as a result of any disclosure of any information that is required by applicable law or that is required by any governmental entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over the Pivotshare Parties. In the event that the Pivotshare Parties are required by law to disclose any of the Buyer Confidential Information, the Pivotshare Parties shall promptly notify Buyer (if practicable and permissible by law) in writing so that Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such a motion is denied, then Pivotshare Parties may disclose only such portion of the Buyer Confidential Information that in the opinion of the disclosing party’s outside legal counsel is required by law to be disclosed. The Pivotshare Parties will not, and will use their diligent efforts to not permit any of their respective employees or representatives to, oppose any motion for confidentiality brought by Buyer. The Pivotshare Parties will continue to be bound by its or his obligations pursuant to this Section 5.6 for any Buyer Confidential Information that is not required to be disclosed by law pursuant to this Section, or that has been afforded protective treatment pursuant to any motion of Buyer. The Pivotshare Parties shall not have any obligation under this Section 5.6 with respect to any Business Confidential Information that (i)  is, or after the date of this Agreement becomes, generally available to the public other than through a breach by any of the Pivotshare Parties, or (ii) is provided to any of the Pivotshare Parties by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer.

(c)          The Pivotshare Parties agree that money damages would not be a sufficient remedy for any breach of this Section 5.6 and that Buyer shall be entitled to specific performance for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach by Pivotshare Parties of this Section 5.6, but shall be in addition to all other remedies available at law or in equity to Buyer.

5.7          Retention of Tax Liabilities. Pivotshare shall remain liable for all Tax claims that may be raised by any Tax agency relating to the operation of Pivotshare, the Business or the Business Assets prior to Closing, whether raised prior to or after the Closing.

5.8          Delivery of Business Records. At Closing, all business records of Pivotshare are being delivered by Pivotshare to a location selected by Buyer.

5.9          Further Assurances. Upon the reasonable request of a Party or Parties hereto at any time after the date hereof, the other Party or Parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or Parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Business Assets or otherwise to effectuate the purposes of this Agreement. Each Party agrees to use commercially reasonable efforts and to exercise good faith in fulfilling its obligations under this Agreement.

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ARTICLE VI

INDEMNIFICATION

6.1          Survival. Each covenant contained in this Agreement shall survive the Closing indefinitely, except to the extent the covenant provides for a specific time period for performance, in which case the relevant covenant will survive for the specific time period referenced therein. Each representation and warranty contained in this Agreement shall survive the Closing for a period of twelve (12) months, except for those representations and warranties contained in Section 2.2 (Authorization) and Section 2.4(a)(Ownership of Stock), which shall survive forever, and (a) Section 2.3(a) (Ownership of Assets) and Section 2.14 (Tax Matters) which shall survive until six months after the expiration (including extensions) of all applicable statutes of limitation. No party will be liable to another under any covenant, warranty or representation contained herein after the applicable expiration of such covenant, warranty or representation; provided however, that if a claim or claim notice is given under this Article VI with respect to any covenant, representation or warranty in reasonable detail prior to the applicable expiration date of same, such claim may be pursued to resolution notwithstanding expiration of the underlying covenant, representation or warranty during the pendency and resolution of such claim. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties, except as otherwise provided in this Agreement.

6.2          Indemnification. The Key Holders and their respective successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its directors, officers, employees and stockholders and agents (collectively, the “Buyer Parties”) from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses (including, without limitation, settlement costs, reasonable legal and accounting fees and expenses and any other expenses for investigating or defending any actions or threatened actions, but expressly excluding any punitive, contingent, consequential or special damages, including without limitation, any diminution of value, lost profits, losses arising from business interruption and/or any losses calculated based on a “multiple of profits” or a “multiple of cash flow” or a similar valuation methodology) (collectively, “Losses”) arising out of or in connection with any of the following:

(a)          the breach of any covenant, representation or warranty of the Pivotshare, any Key holder or any Other Stockholder contained in this Agreement or any other Transaction Document; and

(b)          any Tax liability of Pivotshare or the Business relating to any period ending prior to the Closing Date.

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6.3          Indemnification Procedure.

(a)          Notice. A Party may initiate a claim for indemnification pursuant to Section 6.2 of this Agreement, as applicable (“Indemnity Claim”), by giving written notice (a “Notice”) of the claim to the Party from which indemnity is sought specifying: (i) the specific indemnification obligation contained in this Agreement which it asserts applies, (ii) in reasonable detail, the nature and dollar amount of any Losses that are the basis for the claim, and (iii) whether the claim arises from a Third Party Claim (as defined). Thereafter, the Indemnity Claim shall be resolved by following the procedures set forth, below. Notwithstanding anything to the contrary contained herein, the failure to timely give Notice shall not relieve a Party from any obligation under this Agreement, unless and only to the extent such Party is prejudiced by failure to receive such Notice. For purposes of this Article VI, the Parties being indemnified are referred to as “Indemnitees” and the Parties being called upon to indemnify the Indemnitees are referred to as the “Indemnitors.” An Indemnity Claim that is not based on or arising out of a claim by a person who is not a Party to this Agreement shall be referred to as a “Direct Claim.” An Indemnity Claim that is based on or arising from the claim by a person who is not a Party to this Agreement shall be referred to as a “Third Party Claim.” Claims that could be classified as both Direct Claims and Third Party Claims shall be treated as Third Party Claims for all purposes of this Article VI.

(b)          Direct Claim. After a Notice has been given with respect to a Direct Claim, the Indemnitors and Indemnitees shall attempt to resolve the Direct Claim by voluntary settlement. If such a settlement is reached, the Parties will prepare and execute a written agreement of such settlement specifying the terms thereof. If the Indemnitors and Indemnitees are unable to reach a settlement with respect to the Direct Claim within thirty (30) days of the date of the Notice, then either Party may submit the claim for final and binding arbitration as provided, below.

(c)          Third Party Claims.

(i)          Subject to the terms of this Agreement, an Indemnitee shall be entitled to be indemnified for any and all Losses incurred by it from a Third Party Claim upon final resolution thereof by an arbitrator or settlement thereof.

(ii)         In connection with any Third Party Claim, the Indemnitor, at its sole cost and expense, may, upon receipt of written notice of a Third Party Claim from the Indemnitee, assume the defense of any such claim employing counsel selected by the Indemnitor and undertaking the payment of all associated expenses. If the Indemnitor undertakes to defend any Third Party Claim, it shall promptly notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate with the Indemnitor and its counsel in the defense thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnitor with any books, records or information reasonably requested by the Indemnitor that are in the Indemnitee’s possession or control. After the Indemnitor has notified the Indemnitee of its intention to defend any such Third Party Claim, the Indemnitor shall not be liable for any additional legal or other expenses incurred by the Indemnitee in connection with any defense or settlement of such proceeding. The Indemnitee shall be entitled to employ counsel separate from counsel employed by the Indemnitor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnitee shall be at its expense, and the Indemnitor shall retain control of such defense. Without the consent of the Indemnitee, not to be unreasonably withheld or delayed, Indemnitor shall not consent to the entry of any judgment or enter into any settlement unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitor and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor. Indemnitor shall have no liability for any settlement entered into by any Indemnitee without the prior written consent of the Indemnitor so long as the Indemnitor is reasonably complying with its obligations under this Article VI. If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days after written notice thereof from the Indemnitee, the Indemnitee may defend against such Third Party Claim at the sole cost and expense of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof.

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(d)          Arbitration. For Indemnity Claims that cannot be resolved in accordance with Sections 6.3, above, the resolution thereof shall be by final and binding arbitration before a single arbitrator in New York City in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Parties shall attempt to agree upon an arbitrator; if the Parties are unable to agree upon an arbitrator within 10 days after each Party has proposed a list of three (3) arbitrators acceptable to it to the other Parties, then any of the Parties to the arbitration may apply for appointment of an arbitrator by the American Arbitration Association (or any successor thereto). The arbitrator shall render his decision within ninety (90) days after his appointment and, notwithstanding the foregoing sentence, may award costs to any of the Parties if, in his sole opinion, the claims made by any Party or Parties had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the Parties, and counterpart copies thereof shall be delivered to each of the Parties. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction and may be enforced in accordance with the laws of the State of New York. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Indemnitor or Indemnitee may apply to any Connecticut or federal court then having jurisdiction by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The Parties consent to the jurisdiction of the Connecticut courts sitting in the County of Fairfield for this purpose. The fees and expenses of the arbitrator and other expenses of the arbitration shall be borne equally by the Parties. The provisions of this paragraph may be enforced in any court of competent jurisdiction and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the Party against whom enforcement is ordered.

6.4          Right to Charge Indemnification Escrow; Use of Escrowed Shares. Subject to the provisions of this Agreement, any claim for indemnification by or from Pivotshare that is conclusively established pursuant to the provisions and procedures set forth in this Article VI shall first be satisfied out of the Indemnification Escrow. In no event shall Buyer be entitled to collect any indemnification to which they may be entitled under this Agreement by offset against any amounts payable under the Employment Agreements.

6.5          Payment. All payments owing under this Article VI will be made promptly as indemnifiable Losses are incurred and confirmed pursuant to the provisions of Section 6.3 and shall be deemed an adjustment to the Purchase Price. All payments due and payable under this Article VI shall be made through the return from Escrow to Buyer of shares of Series A Preferred Stock valued at $25 per share.

6.6          Limitations. Notwithstanding anything in this Agreement to the contrary, the aggregate indemnification obligation of Pivotshare and Mosam in satisfaction of claims for Losses pursuant to this Agreement shall not exceed the shares of Series A Preferred Stock held in Escrow (the “Cap”); provided, however, that the Cap shall not apply to any Losses arising from (a) fraud or intentional misrepresentation by the Pivotshare Parties, and (b) with respect to Tax matters.

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6.7          Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) for Losses resulting from or arising out of fraud or intentional misrepresentation; and (c) as otherwise expressly provided in this Agreement, after the Closing, the indemnification provided in this Article VI shall be the sole and exclusive remedy of the parties for damages for any breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE VII

CLOSING DELIVERIES

7.1          Closing Documents of the Pivotshare Parties. At the Closing, the Pivotshare Parties are delivering to Buyer the following:

(i)          Certificate evidencing all Pivotshare Stock, together with stock powers executed in blank;

(ii)         All Business Assets to the extent deliverable, including, but not limited to, all Contracts, including, but not limited to, all publisher, content and distribution Contracts;

(iii)        Copies, certified by an officer of Pivotshare, of Pivotshare’s board of directors’ and stockholders’ resolutions authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(iv)         A copy of the Indemnification Escrow Agreement, executed by Pivotshare;

(v)          A copy of the Noncompete Escrow Agreement, executed by Mosam;

(vi)         The Employment Agreements, executed by each of the employees;

(vii)        The Required Consents, if any; and

(viii)      Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Pivotshare Stock or Business Assets, or any part thereof, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Pivotshare Stock and control and possession of Business Assets.

7.2          Closing Documents of Buyer. At the Closing, Buyer is delivering or issuing to Pivotshare the following:

(i)          The Indemnification Escrow Agreement, executed by Buyer;

(ii)         The Noncompete Escrow Agreement, executed by Buyer;

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(iii)        The Employment Agreements, executed by Buyer; and

(iv)         All Buyer Stock and Cash comprising the Purchase Price, subject to delivery of a portion of same to the Escrow Agent as provided in Sections 1.4 and 1.5 hereof.

ARTICLE VIII

MISCELLANEOUS

8.1          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery, (ii) three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile and followed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.1:

If to Buyer:

Chicken Soup for the Soul Entertainment, Inc.
132 E. Putman Avenue, Floor 2W
Cos Cob, Connecticut 06807
Attention: William J. Rouhana, Jr., Scott Seaton and Lou Occhicone

Telephone:	(203) 861-4000
Facsimile:	(203) 861-2212

With a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
11th Floor
New York, New York 10174
Attention: David Alan Miller and Brian L. Ross

Telephone:	(212) 818-8610
Facsimile:	(212) 818-8881

If to the Pivotshare Parties:

[TO BE PROVIDED]

With a copy to:

[TO BE PROVIDED]

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8.2          Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by Pivotshare or the Stockholders without the written consent of Buyer. Buyer may assign its rights to any affiliate or to a successor of the business of Buyer, in each case without the consent of Pivotshare or the Stockholders. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person not a Party to this Agreement, or the legal representatives of such person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

8.3          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law of the State of Connecticut, without giving effect to its conflicts of law principles or rules that would require the application of the law of any other jurisdiction.

8.4          Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the appropriate federal or state court located in the State of Connecticut, County of Fairfield. Each Party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be affected on such Party by registered mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

8.5          Counterparts. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

8.6          Complete Agreement. This Agreement, the exhibits and schedules hereto (which are incorporated herein by this reference) and the other Transaction Documents contain the entire agreement between the Parties hereto with respect to the transactions contemplated herein and therein and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

8.7          Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

8.8          Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, such amended provision and the remaining provisions of this Agreement will remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

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8.9          Definitions. The following capitalized terms used in this Agreement shall have the meanings described below:

(a)           “Contract” shall mean any contract, agreement, license, grant or other instrument or understanding of any kind related to the Business, including all amendments, supplements, modifications, extensions, or renewals in respect of the foregoing;

(b)          “Intellectual Property” means all patents, patents pending, patent applications and all patentable technology, devices, and approaches; (b) Names; (c) know how, manuals and trade secrets; (d) software; (e) source codes and programming codes, including but not limited to those relating to all Pivotshare websites and all of Pivotshare’s proprietary platforms ; (f) data bases; (g) customer lists; (h) prospects lists; (i) supplier lists; (j) marketing and sales materials; (k) project data bases and related written plans; (l) business plans; (m) websites, domain names and URLs; and (n) licenses owned, granted, or created by or on behalf of Pivotshare; and

(c)          “Names” means all registered and unregistered copyrights, trademarks, trade names, service marks, brands and other marks used in the Business and all derivatives and variances thereof or related thereto and all other names and trade names owned by Pivotshare or used in the Business.

(d)          “Permitted Liens” means: (a) Liens of carriers, warehousemen, mechanics, materialmen, and similar Liens arising or incurred in the ordinary course of business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (b) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; and (d) with respect to real property only, zoning restrictions, building codes and other land use laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such law (to the extent there are no violations of the same).

8.10        Representative. Each of the Stockholders hereby appoints Mosam as its or his representative for purposes of executing and delivering any other documents and agreements, and taking such other lawful actions as are consistent with the terms of this Agreement for the sole purposes of consummating the transactions prescribed hereby, including in connection with any agreement relating to the delivery of any documents or agreements prescribed hereby that may be delivered, with the consent of Buyer, following the date hereof.

8.11        Expenses of Transactions. All fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by Pivotshare and the Stockholders in connection with the transactions contemplated by this Agreement shall be borne by the Pivotshare and the Stockholders.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Buyer:

CHICKEN SOUP FOR THE SOUL
ENTERTAINMENT, INC.

By:	/s/ WILLIAM J. ROUHANA
Name: WILLIAM J. ROUHANA, JR.
Title: Chief Executive Officer

Pivotshare:

PIVOTSHARE, Inc.

By:	/s/ ADAM MOSAM
ADAM MOSAM, CEO

Key Holders:

/s/ ADAM MOSAM
ADAM MOSAM, Individually

TOWNSGATE MEDIA FUND, LLC

By:	/s/ THOMAS CHOU
Name: THOMAS CHOU
Title: Managing Partner

GGW INVESTMENT PARTNERSHIP NO. 1, LP

By:	/s/ GEORGE T. WU
Name: GEORGE T. WU
Title: Managing Partner

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Other Stockholders:

/s/ KEVIN WOOL-SMITH
KEVIN WOOL-SMITH, Individually

/s/ BRANDON HAHR
BRANDON HAHR, Individually

/s/ JUSTIN FUJITA
JUSTIN FUJITA, Individually

/s/ WARREN POON
WARREN POON, Individually

/s/ CHRIS WOOLSEY
CHRIS WOOLSEY, Individually

/s/ BARRY LIEBERMAN
BARRY LIEBERMAN, Individually

/s/ RYAN FORD
RYAN FORD, Individually

/s/ MAGGIE SO
MAGGIE SO, Individually

/s/ HECTOR PARRA
HECTOR PARRA, Individually

/s/ MICHAEL STARKENBURG
MICHAEL STARKENBURG, Individually

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